Exhibit 99.1

GENIUS BRANDS INTERNATIONAL RAISES EQUITY FINANCING

TO FURTHER FUEL COMPANY GROWTH

Two Finance Deals Closed At-Market Following Key Announcements Last Week --Rainbow Rangers Toy Line to Debut at Walmart in August and Launch of New Digital Network, Kartoon Channel!, on June 15.

BEVERLY HILLS, Calif., May 13, 2020 -- Genius Brands International, Inc. (“Genius Brands” or the “Company”) (NASDAQ: GNUS), a global brand management company that creates and licenses multimedia entertainment content for children, announced last week that it has completed a securities purchase agreement to raise $2.8M through the issuance of Common Stock and another securities purchase agreement signed yesterday to raise $5.4M through the issuance of Common Stock.

Genius Brands intends to use the proceeds to fund additional episodes of its hit series, Rainbow Rangers, to debut on Nick Jr. in conjunction with the August 2020 launch of the toy line from Mattel, Inc. at Walmart stores. The Company will also apply the financing to fuel the growth of its newly-announced digital network for children and families, Kartoon Channel! which will launch in June 2020 with availability in over 100M U.S. television households, and 200 million mobile devices. Genius Brands has announced the series, Stan Lee’s Superhero Kindergarten, which stars Arnold Schwarzenegger and will debut on Amazon Prime in 2021. The Company has partnered with China’s Alibaba Group on the series and will use a portion of the proceeds to produce Stan Lee’s Superhero Kindergarten, as well as to pay down debt and to provide working capital.

Chairman & CEO of Genius Brands, Andy Heyward, commented, “I am pleased to report that Genius Brands is in a stronger position today than ever before in its history. With last week’s announcement of Kartoon Channel!, launching on June 15 and available in over 100 million U.S. TV households and 200 million mobile devices, we have put an important stake in the ground to be one of the preeminent ad-supported kid’s digital networks. In the Covid and post-Covid environment where there are more kids at home and in front of their devices, we will be well-positioned to take advantage of that growth. We have contracted over 4,000 animated episodes of quality children’s content, much of which provide valuable lessons in these times where parents are increasingly concerned about healthy messages coming forth for kids. Kartoon Channel! will complement the launch of Rainbow Rangers’ toys from Mattel at Walmart in August. We are also forging ahead with Stan Lee’s Superhero Kindergarten, which has two sterling launch platforms with Amazon Prime in the US and Alibaba’s Youku Kids in China; both are global leaders in entertainment and consumer products. While live-action production worldwide, has come to a halt, and put on hiatus, animated content has become a reliable source of fresh entertainment for increasing viewer appetites. We see robust and accelerated revenue growth coming forth in this arena.”

The Special Equities Group, a division of Bradley Woods, served as the sole placement agent on the transaction. Additional details on the transaction are available in the Company’s Form 8-K filed with the Securities and Exchange Commission, which is available on the Company’s website and at www.sec.gov.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About Genius Brands International

Genius Brands International, Inc. (Nasdaq: GNUS) is a leading global kids media company developing, producing, marketing and licensing branded children’s entertainment properties and consumer products for media and retail distribution. The Company’s award-winning ‘content with a purpose’ portfolio includes Stan Lee’s Superhero Kindergarten, starring Arnold Schwarzenegger; Rainbow Rangers for Nick Jr.; Llama Llama, starring Jennifer Garner, for Netflix; award-winning toddler brand Baby Genius; adventure comedy STEM series Thomas Edison's Secret Lab; entrepreneurship series Warren Buffett's Secret Millionaires Club; and Stan Lee's Cosmic Crusaders, created with Stan Lee's Pow! Entertainment. Through licensing agreements with leading partners, characters from Genius Brands’ IP also appear on a wide range of consumer products for the worldwide retail marketplace. The Company’s Genius Brands Network of channels, including Kid Genius Cartoon Channel, Baby Genius TV, and Kid Genius Cartoons Plus!, are available in over 100 million U.S. television households via a multitude of distribution platforms, including Comcast, Cox, DISH, Amazon Prime, Sling TV, Apple TV, Roku, Amazon Fire and more. For additional information, please visit www.gnusbrands.com.

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Forward Looking Statements: Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation, our ability to generate revenue or achieve profitability; our ability to obtain additional financing on acceptable terms, if at all; our ability to repay our outstanding debt; the potential issuance of a significant number of shares to our convertible note holders which will dilute our equity holders; fluctuations in the results of our operations from period to period; general economic and financial conditions; our ability to anticipate changes in popular culture, media and movies, fashion and technology; competitive pressure from other distributors of content and within the retail market; our reliance on and relationships with third-party production and animation studios; our ability to market and advertise our products; our reliance on third-parties to promote our products; our ability to keep pace with technological advances; our ability to protect our intellectual property and those other risk factors set forth in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and in the Company's subsequent filings with the Securities and Exchange Commission (the "SEC"). Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

INVESTOR RELATIONS CONTACT:

PORTER LEVAY & ROSE
7 Pennsylvania Plaza, Suite 810
New York, NY 10001
T: 212-564-4700
ir@gnusbrands.com

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